UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12
Pall Corporation
(Name of Registrant as Specified In Its Charter)
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The following information was filed with the Securities and Exchange Commission on July 20, 2015 by Pall Corporation on Form 8-K (Item 8.01 Other Events):

This Current Report on Form 8-K is being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger, dated as of May 12, 2015, among Pall Corporation, a New York corporation (“Pall”), Danaher Corporation, a Delaware corporation (“Danaher”), and Pentagon Merger Sub, Inc., a New York corporation and an indirect wholly owned subsidiary of Danaher (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into Pall.

As previously disclosed on page 61 of the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) by Pall on June 26, 2015 (the “Definitive Proxy Statement”), four putative class actions were filed by plaintiffs, on behalf of themselves and on behalf of an alleged class of Pall’s shareholders, in New York state court (Nassau County) in connection with Danaher’s proposed acquisition of Pall, naming Pall, its directors, Danaher and Merger Sub as defendants (collectively, the “Defendants”). The lawsuits filed in New York, Bernstein v. Pall Corp., et al., Index No. 603314/2015 (filed May 22, 2015); Scheiner, et al. v. Pall Corp., et al., Index No. 603517/2015 (filed June 2, 2015); Shekhar v. Pall Corp., et al., Index No. 603554/2015 (filed June 3, 2015); Markovic v. Pall Corp., et al., Index No. 603632/2015 (filed June 5, 2015), include substantially similar allegations and on June 19, 2015, the parties stipulated to consolidation of the above actions under the caption: In re Pall Corp. Stockholder Litig., Index No. 603314/2015 (Sup. Ct., Nassau Cnty.) (the “Consolidated Action”). The consolidated amended complaint, filed June 24, 2015, generally alleged that members of the Pall board of directors breached their fiduciary duties to shareholders of Pall by agreeing to the proposed transaction, including by engaging in a flawed sales process, agreeing to an unfair price and to unreasonable deal protection devices, and failing to disclose material information. The amended complaint also alleged that Danaher and Merger Sub aided and abetted the alleged breaches by the members of the Pall board of directors of their fiduciary duties. The plaintiffs sought injunctive relief, including enjoining the consummation of the Merger, compensatory damages, and an award of unspecified attorneys’ and other fees and costs, in addition to other relief.

On July 20, 2015, the Defendants in the Consolidated Action entered into a memorandum of understanding (the “MOU”) with respect to a proposed settlement of the Consolidated Action, pursuant to which the parties have agreed, among other things, that the Defendants in the Consolidated Action will make certain supplemental disclosures related to the Merger, all of which are set forth in the supplemental disclosures below. The supplemental disclosures to the Definitive Proxy Statement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. The information contained in this Current Report is incorporated by reference into the Definitive Proxy Statement.

The settlement will not affect the timing of the special meeting of the shareholders of Pall, which is scheduled to be held on July 28, 2015, or the amount of the consideration to be paid to Pall’s shareholders in connection with the Merger. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any of the Defendants. The Defendants believe that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risk that the Consolidated Action may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such action, the Defendants have agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the Merger, all of which are set forth below. Nothing in this Current Report, the MOU or any settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. The parties have agreed to use their collective best efforts to obtain final approval of the settlement and the dismissal of the Consolidated Action with prejudice. The MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s shareholders. As explained in the MOU, if the settlement is finally approved by the New York state court, the parties anticipate that it will resolve and release all claims in all actions pursuant to terms that will be disclosed to Pall’s shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel in the Consolidated Action will file a petition in the New York state court for an award of attorneys’ fees and expenses to be paid by Pall or its successor. Pall or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the New York state court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the New York state court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the MOU may be terminated.

SUPPLEMENTAL DISCLOSURES

Background of the Merger

The following sets forth additional information regarding the material events leading up to the execution of the merger agreement as described in the Definitive Proxy Statement, under the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” beginning on Page 30:

•
Since 2010, Goldman Sachs has been on retainer to act as Pall’s financial advisor. The Pall board of directors requested Goldman Sachs present at the Pall board meeting on December 10, 2014, in light of Company A’s expression of interest and the increased industry consolidation and mergers and acquisition activity in the industry.

•	At the April 14, 2015 board meeting, members of Pall senior management presented to the Pall board of directors Pall’s final strategic plan related to the period 2015 through 2018.

•
On May 11, 2015, the last trading day before publication of the May 11 article by The Wall Street Journal reporting that Pall was nearing a potential sale, Pall’s common stock price closed at $99.31. On May 12, 2015, the first trading day following publication of such article, Pall’s common stock price closed at $118.62.

•
In connection with the consideration of the respective proposals by Danaher and Company A, the Pall board of directors principally considered that Danaher’s proposal provided more favorable terms with respect to a superior per share price and greater execution certainty.

•
Pall’s letter agreement, dated May 11, 2015, with Goldman Sachs permits Pall, in its sole discretion, to increase the transaction fee payable to Goldman Sachs up to an additional 0.02% of the aggregate consideration paid to Pall’s shareholders based upon the complexity of the transaction and the results achieved for Pall shareholders.  Pall has not yet determined whether to increase the transaction fee.  Any increase in the transaction fee will not reduce the consideration paid to Pall’s shareholders.

Opinion of Pall’s Financial Advisor

The following sets forth additional information regarding the material financial analyses presented by Goldman Sachs & Co. to the Pall board of directors in connection with Goldman Sachs’ rendering of its opinion to the Pall board of directors to the effect that, as of May 12, 2015, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $127.20 in cash per share of Pall common stock to be paid to the holders of shares of Pall common stock pursuant to the merger agreement was fair from a financial point of view to those holders, as more fully described in the Definitive Proxy Statement, under the section entitled “Proposal 1: Adoption of the Merger Agreement— Opinion of Pall’s Financial Advisor” beginning on Page 42:

•
As summarized under the caption “Implied Premia and Multiple Analysis” beginning on Page 44 of the Definitive Proxy Statement, Goldman Sachs calculated implied equity values for Pall based on the $99.13 closing price per share of Pall common stock as of May 11, 2015, referred to as the “Pall May 11 Equity Value”, and based on the $127.20 price per share of Pall common stock, referred to as the “Pall Transaction Equity Value”, by multiplying such prices per share of Pall common stock by the number of fully diluted outstanding shares of Pall common stock, calculated based on information provided by Pall management. Goldman Sachs also calculated implied enterprise values for Pall based on the closing price per share of Pall common stock as of May 11, 2015, referred to as the “Pall May 11 Enterprise Value”, and based on the $127.20 price per share of Pall common stock, referred to as the “Pall Transaction Enterprise Value”, by adding to Pall May 11 Equity Value and Pall Transaction Equity Value, respectively, Pall’s net debt as of April 30, 2015, as provided by Pall management.  The Pall May 11 Equity Value, the Pall Transaction Equity Value, the Pall May 11 Enterprise Value and the Pall Transaction Enterprise Value  calculated by Goldman Sachs were as follows:

Calculated Values (in millions)
Pall May 11 Equity Value	$10,871
Pall Transaction Equity Value	$13,965
Pall May 11 Enterprise Value	$10,953
Pall Transaction Enterprise Value	$14,046

•
As summarized under the caption “Selected Transactions Analysis” beginning on Page 45 of the Definitive Proxy Statement, Goldman Sachs analyzed certain publicly available information relating to the acquisitions transactions listed below announced since January 2008 involving target companies in the life sciences industry.  With respect to each of these transactions, Goldman Sachs calculated the enterprise value of the target company based on the transaction price as a multiple of EBITDA of the target company over the last four quarter period prior to the announcement of the transaction, which we refer to as “LTM EBITDA Multiple” in this proxy statement, based on publicly available information regarding each transaction. The proxy statement summarizes the LTM EBITDA Multiple for each transaction.  The following sets forth the enterprise value of each target company calculated by Goldman Sachs based on the transaction price in each transaction:

Announcement Date	Acquiror	Target	Enterprise Value
12/13/2010	Thermo Fisher Scientific Inc.	Dionex Corporation	$2,111
9/22/2014	Merck KgaA	Sigma-Aldrich Corporation	$16,510
2/23/2015	Asahi Kasei Corporation	Polypore International, Inc.	$3,200
2/28/2010	Merck KgaA	Millipore Corporation	$7,139
4/15/2013	Thermo Fisher Scientific Inc.	Life Technologies Corporation	$15,800
6/12/2008	Invitrogen Corporation**	Applied Biosystems Group	$6,443
7/27/2009	Agilent Technologies Inc.	Varian Inc.	$1,500

The transaction consideration in each of the transactions consisted solely of cash, other than in the case of the Invitrogen Corporation/Applied Biosystems Group transaction, where the consideration consisted of cash and stock.

•
As summarized under the caption “Present Value of Future Stock Price Analysis” beginning on Page 46 of the Definitive Proxy Statement, Goldman Sachs calculated illustrative ranges of implied present values per share of Pall common stock based on theoretical future values for the shares of Pall common stock and Pall senior management’s estimates of the dividends per share of Pall common stock to be paid by Pall during future periods.  For purposes of this analysis, Goldman Sachs applied an illustrative range of 1-year forward price-to-earnings per share multiples, or 1-year forward P/E multiples, of 20x to 25x to Pall senior management’s estimate of Pall’s earnings per share for certain future fiscal years.  This range of 1-year forward P/E multiples was derived by Goldman Sachs utilizing its experience and professional judgment, taking into account historical 1-year forward P/E multiples it observed for Pall based on the trading price of the Pall Common Stock and historical median estimates for Pall published by the Institutional Brokers’ Estimate System (IBES).

Also, in calculating such illustrative ranges of implied present values per share of Pall common stock, Goldman Sachs applied a discount rate of 10.4%, reflecting an estimate of Pall’s cost of equity.  This discount rate was derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including Pall’s target capital structure and historical beta, as well as certain financial metrics for certain publicly-traded companies in the life sciences industry and the United States financial markets generally.  In addition, this analysis reflected Pall management’s estimates of future share repurchases.

•
As summarized under the caption “Discounted Cash Flow Analysis” beginning on Page 46 of the Definitive Proxy Statement, Goldman Sachs used discount rates ranging from 9.0% to 11.0%, reflecting an estimate of Pall’s weighted average cost of capital, for purposes of this analysis.  This range of discount rates was derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, the cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for certain publicly-traded companies in the life sciences industry in the United States financial markets generally. For purposes of this analysis, unlevered free cash flow was calculated as earnings before interest and taxes, or EBIT, adjusted for taxes, plus depreciation and amortization less changes in net working capital and less capital expenditures. Stock compensation was treated as a cash expense for purposes of calculating unlevered free cash flow.  For purposes of this analysis, Goldman Sachs calculated a range of illustrative terminal values for Pall as of July 31, 2020 by applying perpetuity growth rates ranging from 3.0% to 4.0% to a terminal year estimate of the unlevered free cash flow to be generated by Pall, as reflected in the Pall management forecasts. This range of terminal values reflected implied multiples of Pall’s terminal year earnings before interest, taxes, depreciation and amortization, or EBITDA, ranging from 9.6x to 15.3x.

Certain Financial Forecasts

The following sets forth additional information regarding certain summary financial forecasts of unlevered free cash flows for Pall prepared by senior management of Pall and given to Goldman Sachs and approved by Pall for Goldman Sachs’ use in performing its financial analyses in connection with Goldman Sachs’ rendering of its fairness opinion to the Pall board of directors, as more fully described in the Definitive Proxy Statement, under the section entitled “Proposal 1: Adoption of the Merger Agreement— Certain Financial Forecasts” beginning on Page 58:

Period	Unlevered Free Cash Flows (in millions)
Q4 2015	$130
2016	$524
2017	$565
2018	$623
2019	$683
2020	$731
Terminal Year	$714

Forward-Looking Statements

This Current Report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

Pall’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Danaher; the outcome of any legal proceedings instituted against Pall related to the merger agreement; the inability to complete the transaction due to the failure to obtain the required shareholder vote or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the disruption of management’s attention from Pall’s ongoing business operations due to the pendency of the merger; the effect of the announcement of the merger on Pall’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Pall’s Annual Report on Form 10-K for the year ended July 31, 2014 filed with the SEC. Factors or events that could cause Pall’s actual results to differ may emerge from time to time, and it is not possible for Pall to predict all of them. The statements made herein are made as of the date of this disclosure and Pall undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, Pall filed with the SEC a definitive proxy statement on June 26, 2015. The definitive proxy statement has been mailed to Pall’s shareholders. Pall shareholders are urged to read the definitive proxy statement relating to such merger and any other relevant documents filed with the SEC because they contain important information. Shareholders may obtain a free copy of the definitive proxy statement and other relevant materials filed by Pall with the SEC (when they become available) at the SEC’s web site at www.sec.gov. In addition, the definitive proxy statement and other relevant materials may be obtained, without charge, from Pall’s website, www.pall.com, under the heading “Investor Relations” or by contacting Pall’s Investor Relations at 516-801-9871 or pall_ir@pall.com.

Participants in Solicitation

Pall, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Pall’s directors and executive officers. Additional information regarding these persons and their interests in the proposed merger transaction is included in the definitive proxy statement relating to the proposed merger transaction that has been filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Pall, Danaher and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Pall in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Pall’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, is available in Pall’s definitive proxy statement for Pall’s 2015 Special Meeting of Shareholders, filed with the SEC on June 26, 2015. Additional information regarding Danaher’s directors and executive officers is included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015 and the definitive proxy statement for Danaher’s 2015 Annual Meeting of Shareholders, filed with the SEC on March 27, 2015. Additional information regarding Pall’s directors and executive officers is included in Pall’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014, filed with the SEC on September 8, 2014 and the definitive proxy statement for Pall’s 2014 Annual Meeting of Shareholders, filed with the SEC on October 31, 2014.